Exhibit 99.1

Perdoceo Education Corporation Announces Quarterly Dividend

SCHAUMBURG, IL. (February 3, 2025) – Perdoceo Education Corporation (NASDAQ: PRDO), a provider of postsecondary education programs, today announced that its board of directors declared a quarterly dividend of $0.13 per share of common stock as part of the Company’s dividend policy, which will be paid on March 13, 2025, to holders of record of the Company’s common stock as of March 1, 2025. Any decision to pay future cash dividends, however, will be made by the board of directors and depend on the Company’s available retained earnings, financial condition and other relevant factors.

About Perdoceo Education Corporation

Perdoceo’s accredited academic institutions offer a quality postsecondary education to a diverse student population, with fully online, campus-based and hybrid programs. The Company’s academic institutions – Colorado Technical University (“CTU”), the American InterContinental University System (“AIUS” or “AIU System”) and University of St. Augustine for Health Sciences ("USAHS") – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs. Our academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIUS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to serve and educate students while enhancing overall learning and academic experiences. USAHS is one of the nation's leading universities offering graduate health sciences degrees, primarily in physical therapy, occupational therapy, speech language therapy and nursing, as well as continuing education programs. Perdoceo's academic institutions are committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce. For more information, please visit www.perdoceoed.com.

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CONTACT

Investors:

Alpha IR Group

Stephen Poe or Nick Nelson

(312) 445-2870

PRDO@alpha-ir.com

or

Media:

Perdoceo Education Corporation

(847) 585-2600

media@perdoceoed.com

Source: Perdoceo Education Corporation